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                                                               EXHIBIT 99


                       [RECCA & COMPANY, INC. LETTERHEAD]



December 13, 1996



The Board of Directors
Pages, Inc.
801 94th Avenue North
St. Petersburg, Florida  33702

Dear Sirs,

We understand that Pages, Inc. ("Pages" or the "Company") intends to spin-off
CA Short Company, ("Short") a wholly owned subsidiary, to its stockholders.
The spin-off will be in the form of a pro rata tax-free distribution of the outstanding shares of common stock of Short to holders of Pages common stock with each stockholder of Pages receiving one and one-half shares of Short common Stock for every ten shares of Pages commmon stock held all as more fully described below and in the Form 10 Registration statement filed November 12, 1996 with the Securities and Exchange Commission.

You have asked us to render our opinion as to whether, from a financial point of view, the distribution is fair to the Company's shareholders. In that connection, we are not opining as to any other transactions or contractual arrangements to be entered into by Pages.

In the course of arriving at our opinion, we have (i) reviewed the Form 10 Registration statement relating to the distribution, (ii) met with certain members of Page's management with respect to the Company's businesses and strategic business objectives of each, (iii) reviewed Pages' Annual Reports to shareholders on Form 10-K for the fiscal years ended December 31, 1994 and 1995, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, (iv) reviewed certain financial forecasts for Pages and Short for fiscal 1996 and fiscal 1997 provided to us by the Company's senior management, and (v) conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In our review and analysis and in rendering the opinion contained herein, we have relied upon, and have not independently verified, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by Pages or was publicly available, and such opinion is conditioned upon such information (whether written or oral) being complete, accurate and fair in all material respects. We note that the Company has not prepared, and we

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have not accordingly reviewed or conducted valuation analyses based upon, any financial projections with respect to the estimated future performance of Pages or Short, and our opinion, is as a result, qualified by the absence of such reviews and analyses. We have not made an independent evaluation or appraisal or conducted a physical inspection of any of the assets of Pages or Short, nor have we been furnished with any such appraisals. Our opinion is based on economic, monetary, political, market and other conditions existing on the date of this opinion.

In rendering such opinion we have also assumed that: (i) the conditions set forth in the Form 10 in order to complete the distribution will be consummated
(ii) there is not now, and there will not as a result of the distribution be, any default, or event of default under any indenture, credit agreement or other material instrument to which Pages or Short or any of their subsidiaries or affiliates is a party.

Finally, in rendering the opinion set forth below we note that: (i) the Company elected to pursue the distribution following a thorough consideration of the financial alternatives available to it; (ii) the consummation of the distribution is not conditioned upon the approval of the Company's stockholders; and (iii) we are not opining as to the prices at which any of the securities of Pages or Short may trade upon and following the consummation of the distribution.

Based upon and subject to the foregoing, and upon such other matters as we consider relevant, it is our opinion as investment bankers that, as of the date hereof, from a financial point of view, that the distribution is fair to the shareholders of Pages.

As you are aware, Recca and Company, Inc. has been engaged by the Company to provide the opinion contained herein, and will receive a fee for providing such opinion. In addition, we note that we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicitated, offers for transactions alternative to the distribution (including the sale of all of the Company's equity securities or any of its constituent businesses), nor have we been asked to advise the Company or its Board of Directors as to financial alternatives to the distribution.

It is understood and agreed that his opinion is provided for the use of the Board of Directors of the Company and is not to be quoted or referred to, in whole or in part in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Recca and Company, Inc.


Sincerely,


/s/  Recca & Company, Inc.

Recca & Company, Inc.